UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

March 12, 2009

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Briar Hollow Lane, Suite 500W Houston, Texas		77027
(Address of principal executive offices)		(Zip Code)

(713) 621-2245
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 12, 2009, Nevada Gold & Casinos, Inc. (the “Company”), through its subsidiary, NG Washington, LLC, entered into an agreement to acquire three casinos in the state of Washington for $15.75 million.  The casinos are currently owned by three local investors and the transaction will be funded by cash on the Company’s balance sheet as well as a $4.0 million note issued by the Company.

The three casinos are the Crazy Moose Casino, located in Pasco, Washington, Coyote Bob’s Roadhouse Casino, located in Kennewick, Washington, and the Crazy Moose Casino, located in Mt. Lake Terrace, Washington, in close proximity to Seattle, Washington. Combined, the facilities have a total of 40 table games including blackjack and mini-baccarat.  As of January 1, 2009, the maximum bet for each facility was increased from $200 to $300 and the law was changed to allow casinos to be open 24 rather than 18 hours per day.

The casinos are currently generating in excess of $3.0 million in cash flow annually.

Closing of the transaction is subject to customary closing conditions, including licensing and necessary lease transfers, among other conditions.

The Asset Purchase Agreement and Press Release dated March 12, 2009 are filed herewith.

Item 9.01.   Financial Statements and Exhibits

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:
10.1
Asset Purchase Agreement and Exhibits dated March 12, 2009 among Crazy Moose Casino, Inc., Crazy Moose Casino II, Inc., Coyote Bob’s, Inc. and Gullwing III, LLC, as sellers, and NG Washington, LLC, as purchaser.

99.1	Press Release dated March 12, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: March 12, 2009	By:	/s/ Ernest E. East
Ernest E. East
Senior Vice President

INDEX TO EXHIBITS

Item	Exhibit
10.1
Asset Purchase Agreement and Exhibits dated March 12, 2009 among Crazy Moose Casino, Inc., Crazy Moose Casino II, Inc., Coyote Bob’s, Inc. and Gullwing III, LLC, as sellers, and NG Washington, LLC, as purchaser.

99.1	Press Release dated March 12, 2009.